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                               ICM SERIES TRUST
                            INVESTMENT ADVISORY FEE
                               ESCROW AGREEMENT

   This Escrow Agreement ("Agreement") dated as of this 24th day of January, 2006 is among ICM Series Trust, a Massachusetts business trust (the "Trust"), on behalf of ICM/Isabelle Small Cap Value Fund (the "Fund"), Ironwood Capital Management, LLC, a Massachusetts limited liability company ("ICM") and Fifth Third Banks ("Fifth Third"), as escrow agent (the "Escrow Agent").

   WHEREAS, ICM has entered into with the Trust an Investment Advisory Agreement dated March 2, 1998, pursuant to which ICM acts as investment adviser to the Fund;

   WHEREAS, pursuant to Rule 15a-4 under the Investment Company Act of 1940, as amended (the "Investment Company Act"), the Trust and ICM have entered into an Interim Investment Advisory Agreement with respect to the Fund, dated as of January 24, 2006 (the "Interim Agreement");

   WHEREAS, Rule 15a-4 requires that compensation earned by ICM under the Interim Agreement be held in an interest-bearing escrow account;

   WHEREAS, the purpose of this Agreement is to establish an escrow account meeting the requirements of Rule 15a-4; and

   WHEREAS, the Trust and ICM desire to establish the escrow account as provided herein for the deposit of funds received from the Trust in respect of the Fund for payment of investment advisory fees to ICM pursuant to Rule 15a-4 and the terms of the Interim Agreement;

   NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

   1. Appointment of Escrow Agent. Fifth Third is hereby appointed as Escrow Agent under the terms and conditions hereof.

   2. Deposits and the Escrow Amount. Following January 24, 2006, and periodically thereafter, an authorized officer of ICM will provide a detailed letter of instruction and authorization to the Escrow Agent instructing the Escrow Agent to debit specific amounts from the Fund's custody account with Fifth Third for deposit with the Escrow Agent in connection with the Fund's monthly payments of investment advisory fees (the "Deposits"), which are to be held by the Escrow Agent in accordance with the terms and provisions of this Agreement. The Deposits of the Fund, together with all interest earned thereon, all distributions in respect thereof from time to time, and all other property hereafter received by the Escrow Agent in respect thereof or in exchange therefore, is hereinafter referred to as the "Fund Escrow Amount." The Fund Escrow Amount shall be deposited by the Escrow Agent in a single account designated as the "ICM Series Trust Advisory Fee Escrow Account" (the "ICM Series Trust Account").

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   3. Distributions from Fund Escrow Amount. The Escrow Agent shall distribute the Fund Escrow Amount, or any portion thereof, to ICM promptly upon receipt of a certificate signed by a duly authorized officer of the Trust, substantially in the form attached hereto as Exhibit A, instructing that the Fund Escrow Amount is to be distributed to ICM pursuant to Rule 15a-4 under the Investment Company Act. The Trust shall deliver such certificate promptly upon the termination of the Interim Agreement. This Agreement shall terminate upon the complete liquidation of the ICM Series Trust Account.

   4. Interest.

      (a) The Escrow Agent is hereby instructed to invest all Deposits in its Fifth Third Cash Management Sweep, unless otherwise directed in writing by the Trust.

      (b) Certification of Tax Identification Number. ICM agrees to provide the Escrow Agent with ICM's certified tax identification number by signing and returning a Form W-9 within thirty (30) days from the date hereof. The parties hereto understand that, in the event of a failure to provide such documentation to the Escrow Agent, the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), may require withholding of a portion of any interest or other income earned on the investment of the Deposits in accordance with the Internal Revenue Code.

   5. Adjustments of Fund Escrow Amount. The Escrow Agent shall receive and add to the Fund Escrow Amount all Deposits and interest earned thereon, and subtract from the Escrow Amount all distributions as provided herein.

   6. Concerning the Escrow Agent. The Trust and ICM acknowledge and agree that the Escrow Agent (i) shall not be responsible for any of the agreements referred to herein but shall be obligated only for the performance of such duties as are specifically set forth in this Agreement; (ii) shall not be obligated to take any legal or other action hereunder which might in its judgment involve expense or liability unless it shall have been furnished with indemnity acceptable to it; (iii) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction (including, without limitation, wire transfer instructions, whether incorporated herein or provided in a separate written instruction), instrument, statement, request or document furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper person, and shall have no responsibility for determining the accuracy thereof; and (iv) may consult counsel satisfactory to it, including house counsel, and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

   7. Indemnification. Neither the Escrow Agent nor any of its partners, directors, officers or employees shall be liable to anyone for any action taken or omitted to be taken by it or any of its partners, directors, officers or employees hereunder except in the case of gross negligence, bad faith or willful misconduct. ICM covenants and agrees to indemnify the Escrow Agent and hold it harmless without limitation from and against any loss, liability or expense of

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any nature incurred by the Escrow Agent arising out of or in connection with this Agreement or with the administration of its duties hereunder, including, but not limited to, legal fees and expenses and other costs and expenses of defending or preparing to defend against any claim of liability in the premises, unless such loss, liability or expense shall be caused by the Escrow Agent's gross negligence, bad faith or willful misconduct. In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damages.

   8. Limitation of Liability of the Trust, its Trustees and Shareholders. The Declaration of Trust of the Trust, a copy of which, together with all amendments thereto, is on file in the Office of the Secretary of The Commonwealth of Massachusetts, provides that the name "ICM Series Trust" refers to the Trustees under the Declaration of Trust collectively as Trustees and not as individuals or personally, and that no shareholder of the Fund, Trustee, officer, employee or agent of the Trust, shall be subject to claims against or obligations of the Trust or of the Funds to any extent whatsoever, but that the Trust estate only shall be liable.

   ICM and the Escrow Agent are hereby expressly put on notice of the limitation of liability as set forth in the Declaration of Trust and they expressly agree that the obligations assumed by the Trust on behalf of the Fund pursuant to this Agreement shall be limited in all cases to the Fund and its assets, and ICM and the Escrow Agent shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Fund, or from any Trustees, officer, employee or agent of the Trust.

   9. Resignation. The Escrow Agent may at any time resign as Escrow Agent hereunder by giving thirty (30) calendar days' prior written notice of resignation to the other parties hereto. Prior to the effective date of the resignation as specified in such notice, the Trust or its authorized designee will issue to the Escrow Agent a written instruction authorizing redelivery of the Fund Escrow Amounts to a successor escrow. Such successor escrow agent shall be a bank or trust company, organized and existing under the laws of the United States or any state thereof, subject to examination by state or federal authorities, and have capital and surplus in excess of $50,000,000. If no successor escrow agent is named by the Trust or its authorized designee, the Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor escrow agent. The provisions of paragraph 7 shall survive the resignation or removal of the Escrow Agent or the termination of this Agreement.

   10. Dispute Resolution. It is understood and agreed that should any dispute arise with respect to the delivery, ownership, right of possession, and/or disposition of a Fund Escrow Amount, or should any claim be made upon such Fund Escrow Amount by a third party, the Escrow Agent upon receipt of a written notice of such dispute or claim by the parties hereto or a third party, is authorized and directed to retain in its possession without liability to anyone, all or any of said Fund Escrow Amount until such dispute shall have been settled either by the mutual agreement of the parties involved or by a final order, decree or judgment of a court in the United States of America, the time for perfection of an appeal of such order, decree or judgment having expired. The Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceeding that relates to the Fund Escrow Amount.

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   11. Consent to Jurisdiction and Service. Each of the parties hereby absolutely and irrevocably consents and submits to the jurisdiction of the courts of The Commonwealth of Massachusetts and of any federal court of the United States located in said Commonwealth in connection with any actions or proceedings brought against them by the Escrow Agent arising out of or relating to this Agreement. In any such action or proceeding, the Trust and ICM hereby absolutely and irrevocably waive personal service of any summons, complaint, declaration or other process and hereby absolutely and irrevocably agree that service thereof may be made by certified or registered first class mail directed to such party, at their respective addresses in accordance with paragraph 13 hereof.

   12. Force Majeure. The Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

   13. Notices.

      Notice Addresses. Any notice permitted or required hereunder shall be deemed to have been duly given if delivered personally or if mailed certified or registered mail, postage prepaid, to the parties at their addresses set forth below or to such other address as they may hereafter designate.

If to the Trust or ICM:

   21 Custom House Street, #240
   Boston, Massachusetts 02110
   USA
   Attn: Gary S. Saks

If to Escrow Agent:

   Fifth Third Bank
   38 Fountain Square Plaza
   Mail Drop 1090CC
   Cincinnati, Ohio 45263
   Attn: Christine Ok
         Global Securities Services

   14. Binding Effect. This Agreement shall be binding upon the respective parties hereto and their heirs, executors, successors and assigns.

   15. Modifications. This Agreement may not be altered or modified without the consent of the parties hereto, which consent shall not constitute a waiver of any of the terms or conditions of this Agreement, unless such waiver is specified in writing, and then only to the

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extent so specified. A waiver of any of the terms and conditions of this
Agreement on one occasion shall not constitute a waiver of the other terms and conditions of this Agreement, or of such terms and conditions on any other occasion.

   16. Miscellaneous. This Agreement and the rights and obligations of the parties arising therefrom shall be construed in accordance with the laws (other than the conflict of laws rules) of The Commonwealth of Massachusetts. This Agreement may be executed in counterparts and each such counterpart shall constitute one and the same instrument. This Agreement contains the entire agreement between the parties relating to the transactions contemplated hereby and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged herein and superseded hereby.

   IN WITNESS WHEREOF, the parties have, as of the date above written, executed this Agreement.

                                           FIFTH THIRD BANKS, as Escrow Agent

                                           By:
                                                  ------------------------------

                                           Name:

                                           Title:

                                           ICM SERIES TRUST

                                           By:
                                                  ------------------------------

                                           Name:

                                           Title:

                                           IRONWOOD CAPITAL MANAGEMENT, LLC

                                           By:
                                                  ------------------------------

                                           Name:

                                           Title:

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                                   Exhibit A

                                Release Letter

                                          [Date]

Fifth Third Banks
as Escrow Agent

To Whom It May Concern:

   Reference is made to the escrow agreement dated January 24, 2006 between ICM Series Trust, Ironwood Capital Management, LLC and Fifth Third Banks (the "Escrow Agreement"). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Escrow Agreement.

   This letter constitutes notice that the Interim Agreement has been terminated.

   Accordingly, pursuant to Section 3 of the Escrow Agreement, you are hereby authorized and directed by the undersigned to release and deliver the Fund Escrow Amount to Ironwood Capital Management, LLC.

                                           Very truly yours,

                                           ICM SERIES TRUST

                                           By:
                                                  ------------------------------

                                           Name:

                                           Title: